Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N‐2 of our report dated January 10, 2025, relating to the financial statements of Baseline CRE Income Fund, as of October 21, 2024, and to the references to our firm under the heading “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; REIT Tax Provider; Legal Counsel” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

February 7, 2025